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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )*


                         Quinton Cardiology Systems, Inc
                         _______________________________
                                (Name of Issuer)


                                  Common Stock
                         ______________________________
                         (Title of Class of Securities)


                                    748773108
                                 ______________
                                 (CUSIP Number)


                                November 1, 2002
             _______________________________________________________
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]    Rule 13d-1(b)
[X]    Rule 13d-1(c)
[ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 748773108
________________________________________________________________________________

     1.   Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          J.F. Shea Company, Inc.
________________________________________________________________________________

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) __________________________________________________________________

          (b) __________________________________________________________________
________________________________________________________________________________

     3.   SEC Use Only__________________________________________________________
________________________________________________________________________________

     4.   Citizenship or Place of Organization    California
________________________________________________________________________________

Number of       5.  Sole Voting Power 1,329,522
Shares          ________________________________________________________________
Beneficially
Owned by        6.  Shared Voting Power
Each            ________________________________________________________________
Reporting
Person          7.  Sole Dispositive Power   1,329,522
With            ________________________________________________________________

                8.  Shared Dispositive Power
                ________________________________________________________________

________________________________________________________________________________

     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          1,329,522
________________________________________________________________________________

X   10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions) 22,443
________________________________________________________________________________

    11.   Percent of Class Represented by Amount in Row (9)   11.1%
________________________________________________________________________________

    12.   Type of Reporting Person (See Instructions)  CO
________________________________________________________________________________

CUSIP No. 748773108
________________________________________________________________________________

     1.   Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          Edmund H. Shea, Jr.
________________________________________________________________________________

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) __________________________________________________________________

          (b) __________________________________________________________________
________________________________________________________________________________

     3.   SEC Use Only__________________________________________________________
________________________________________________________________________________

     4.   Citizenship or Place of Organization    United States
________________________________________________________________________________

Number of       5.  Sole Voting Power
Shares          ________________________________________________________________
Beneficially
Owned by        6.  Shared Voting Power    1,329,522
Each            ________________________________________________________________
Reporting
Person          7.  Sole Dispositive Power
With            ________________________________________________________________

                8.  Shared Dispositive Power     1,329,522
                ________________________________________________________________

________________________________________________________________________________

     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          1,329,522
________________________________________________________________________________

X   10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions) 22,443
________________________________________________________________________________

    11.   Percent of Class Represented by Amount in Row (9)   11.1%
________________________________________________________________________________

    12.   Type of Reporting Person (See Instructions)  IN
________________________________________________________________________________

CUSIP No. 748773108
________________________________________________________________________________

     1.   Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          John F. Shea
________________________________________________________________________________

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) __________________________________________________________________

          (b) __________________________________________________________________
________________________________________________________________________________

     3.   SEC Use Only__________________________________________________________
________________________________________________________________________________

     4.   Citizenship or Place of Organization    United States
________________________________________________________________________________

Number of       5.  Sole Voting Power
Shares          ________________________________________________________________
Beneficially
Owned by        6.  Shared Voting Power    1,329,522
Each            ________________________________________________________________
Reporting
Person          7.  Sole Dispositive Power
With            ________________________________________________________________

                8.  Shared Dispositive Power     1,329,522
                ________________________________________________________________

________________________________________________________________________________

     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          1,329,522
________________________________________________________________________________

X   10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions) 22,443
________________________________________________________________________________

    11.   Percent of Class Represented by Amount in Row (9)   11.1%
________________________________________________________________________________

    12.   Type of Reporting Person (See Instructions)  IN
________________________________________________________________________________

CUSIP No. 748773108
________________________________________________________________________________

     1.   Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          Peter O. Shea, Jr.
________________________________________________________________________________

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) __________________________________________________________________

          (b) __________________________________________________________________
________________________________________________________________________________

     3.   SEC Use Only__________________________________________________________
________________________________________________________________________________

     4.   Citizenship or Place of Organization    United States
________________________________________________________________________________

Number of       5.  Sole Voting Power
Shares          ________________________________________________________________
Beneficially
Owned by        6.  Shared Voting Power    1,329,522
Each            ________________________________________________________________
Reporting
Person          7.  Sole Dispositive Power
With            ________________________________________________________________

                8.  Shared Dispositive Power     1,329,522
                ________________________________________________________________

________________________________________________________________________________

     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          1,329,522
________________________________________________________________________________

X   10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions) 22,443
________________________________________________________________________________

    11.   Percent of Class Represented by Amount in Row (9)   11.1%
________________________________________________________________________________

    12.   Type of Reporting Person (See Instructions)  IN
________________________________________________________________________________

CUSIP No. 748773108
________________________________________________________________________________

     1.   Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          James G. Shontere
________________________________________________________________________________

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) __________________________________________________________________

          (b) __________________________________________________________________
________________________________________________________________________________

     3.   SEC Use Only__________________________________________________________
________________________________________________________________________________

     4.   Citizenship or Place of Organization    United States
________________________________________________________________________________

Number of       5.  Sole Voting Power
Shares          ________________________________________________________________
Beneficially
Owned by        6.  Shared Voting Power    1,329,522
Each            ________________________________________________________________
Reporting
Person          7.  Sole Dispositive Power
With            ________________________________________________________________

                8.  Shared Dispositive Power     1,329,522
                ________________________________________________________________

________________________________________________________________________________

     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          1,329,522
________________________________________________________________________________

X   10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions) 22,443
________________________________________________________________________________

    11.   Percent of Class Represented by Amount in Row (9)   11.1%
________________________________________________________________________________

    12.   Type of Reporting Person (See Instructions)  IN
________________________________________________________________________________

ITEM 1.

      (a)      Name of Issuer  Quinton Cardiology Systems, Inc

               Address of Issuer's Principal Executive Offices

      (b)      3303 Monte Villa Parkway
               Bothell, WA 98021


ITEM 2.


                                                                             PRINCIPAL
           NAME AND                                                        OCCUPATION OR
          OFFICE HELD            BUSINESS ADDRESS         CITIZENSHIP       EMPLOYMENT

John F. Shea                     655 Brea Canyon Rd.          USA          President of JFSCI*
President and Director           Walnut, CA 91789

Edmund H. Shea, Jr.              655 Brea Canyon Rd.          USA          Vice President of JFSCI*
Vice President and Director      Walnut, CA 91789

Peter O. Shea, Jr.               655 Brea Canyon Rd.          USA          Vice President of JFSCI*
Vice President and Director      Walnut, CA 91789

James G. Shontere                655 Brea Canyon Rd.          USA          Secretary/Treasurer of
Secretary/Treasurer              Walnut, CA 91789                          JFSCI*
and Director

*J. F. Shea Company, Inc.


      (d)   Title of Class of Securities Common Stock

      (e)   CUSIP Number  748773108


ITEM 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

           (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

           (b)   [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                     78c).

           (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

           (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

           (e)   [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)
                     (ii)(E);

           (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

           (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

           (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

           (j)   [ ] Group, in accordance withss.240.13d-1(b)(1)(ii)(J).


ITEM 4.    Ownership.

           (a)   Amount beneficially owned:  1,329,522

           (b)   Percent of class: 11.1

           (c)   Number of shares as to which the person has:

                 (i)   Sole power to vote or to direct the vote   1,329,522
                       (as to J. F. Shea Company, Inc. only)

                 (ii) Shared power to vote or to direct the vote 1,329,522 (as to all other filing persons)

                 (iii) Sole power to dispose or to direct the disposition of
                       1,329,522 (as to J. F. Shea Company, Inc. only)

                 (iv) Shared power to dispose or to direct the disposition of 1,329,522 (as to all other filing persons)


ITEM 5.    Ownership of Five Percent or Less of a Class

N/A


ITEM 6.    Ownership of More than Five Percent on Behalf of Another Person.

N/A


ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

See response to Item 2

ITEM 8.    Identification and Classification of Members of the Group

See response to Item 2. The filing persons (except for J.F. Shea Company, Inc.) disclaim beneficial ownership of the securities being reported and disclaim group status. Also, all reporting persons disclaim beneficial ownership of an additional 22,443 which the reporting persons acquired directly or indirectly as nominee for another investor.


ITEM 9.    Notice of Dissolution of Group

N/A

ITEM 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  November 11, 2002

                                        J.F. SHEA COMPANY, INC.


                                        By: /s/ EDMUND H. SHEA, JR.
                                          ______________________________________
                                          Name:       Edmund H. Shea, Jr.
                                          Title:      Vice President


                                          /s/ EDMUND H. SHEA, JR.
                                          ______________________________________
                                                      Edmund H. Shea, Jr.


                                          /s/ PETER O. SHEA, JR.
                                          ______________________________________
                                                      Peter O. Shea, Jr.


                                          /s/ JOHN F. SHEA
                                          ______________________________________
                                                      John F. Shea


                                          /s/ JAMES G. SHONTERE
                                          ______________________________________
                                                      James G. Shontere


ATTENTION:   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
             CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)